Exhibit 99.1

November 1, 2023

SiteOne Landscape Supply Announces Third Quarter 2023 Earnings

Third Quarter 2023 Highlights (Compared to Third Quarter 2022):

•	Net sales increased 4% to $1.15 billion
•	Organic Daily Sales decreased 2%
•	Gross profit of $388.1 million was largely unchanged; gross margin contracted 130 basis points to 33.9%
•	SG&A as a percentage of Net sales increased 100 basis points to 27.2%
•	Net income decreased 22% to $57.3 million
•	Adjusted EBITDA decreased 12% to $119.8 million; Adjusted EBITDA margin was 10.5%
•	Operating cash flow decreased $47.4 million to $88.7 million
•	Closed six acquisitions: Hickory Hill Farm & Garden, New England Silica, Timothy’s Center for Gardening, Pioneer Landscape Centers, Regal Chemical, and JMJ Organics
•	Successfully increased term loan by $120 million

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended October 1, 2023 (“Third Quarter 2023”).

“Against the headwinds of softer markets and commodity price deflation, we were pleased to achieve continued growth in Net sales during the third quarter with positive sales volume growth and good contribution from acquisitions.” said Doug Black, SiteOne’s Chairman and CEO. “These same headwinds negatively affected gross margin and EBITDA margin. We also added six excellent companies to SiteOne during the quarter, expanding our position in key markets and increasing our ability to serve customers and grow. While certain areas of the economy have slowed, customer demand has remained resilient, and we continue to build our capabilities to consistently gain market share. Overall, we remain confident in our long-term strategy and in our ability to drive performance and growth.”

Third Quarter 2023 Results

Net sales for the Third Quarter 2023 increased to $1.15 billion, or 4%, compared to $1.10 billion for the prior-year period. Organic Daily Sales decreased 2% compared to the prior-year period driven by a decline in prices for commodity products such as PVC pipe, grass seed, and fertilizer compared to the prior-year period. Acquisitions contributed $64.7 million, or 6%, to Net sales growth for the quarter.

Gross profit was $388.1 million for the Third Quarter 2023 which was similar to prior-year period gross profit of $388.6 million. Gross margin contracted 130 basis points to 33.9% for the Third Quarter 2023 primarily due to lower prices and the absence of the price realization benefit in the prior year, partially offset by the positive impact of acquisitions and lower freight costs.

Selling, general and administrative expenses (“SG&A”) for the Third Quarter 2023 increased to $311.8 million from $289.2 million for the prior-year period. SG&A as a percentage of Net sales increased 100 basis points to 27.2% due to the impact of acquisitions and higher operating costs supporting our growth.

Net income for the Third Quarter 2023 was $57.3 million, compared to Net income of $73.3 million for the prior-year period, as Net sales growth was more than offset by lower gross margin and increased SG&A expense.

Adjusted EBITDA decreased 12% to $119.8 million for the Third Quarter 2023, compared to $135.6 million for the prior-year period. Adjusted EBITDA margin contracted 180 basis points to 10.5%.

Operating cash flow decreased $47.4 million to $88.7 million for the Third Quarter 2023 compared to $136.1 million for the prior-year period. The decrease in operating cash flow primarily reflects earlier timing on our seasonal inventory drawdown. Operating cash flow for the nine months ended October 1, 2023 increased $77.4 million to $189.9 million compared to the prior-year period of $112.5 million reflecting improved working capital management.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of October 1, 2023, was $446.0 million compared to $376.6 million as of October 2, 2022. Net debt to Adjusted EBITDA for the last twelve months was 1.1 times compared to 0.8 times at the same time last year.

Outlook

We are pleased to be achieving consistent sales volume growth despite softer end markets. However, we are experiencing slightly more commodity price deflation than we had previously forecasted, which is negatively affecting Organic Daily Sales growth and gross margin. We expect price deflation to moderate in 2024 but continue to be a headwind for the remainder of the year. Accordingly, we expect Organic Daily Sales growth to be negative in the fourth quarter with price deflation more than offsetting positive sales volume growth. We expect gross margin and Adjusted EBITDA margin in the fourth quarter to be lower than the prior year, although we expect the year-over-year variance to improve from the third quarter of this year. Lastly, we expect the acquisitions we completed in the third quarter to have a dilutive effect on Adjusted EBITDA during the fourth quarter given the seasonal nature of these new companies.

Given these trends, we now expect our Adjusted EBITDA to be in the range of $400 million to $410 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2023 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, November 1, 2023, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the live call and the replay is 13741707. The replay will be available until 11:59 p.m. (ET) on November 15, 2023.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2023 Adjusted EBITDA outlook and our share repurchase program. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions, including a prolonged economic recession; seasonality of our business and its impact on demand for our products; weather and climate conditions; prices for the products we purchase may fluctuate; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; public health emergencies such as the COVID-19 pandemic; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine as well as the conflict in the Gaza Strip; risks related to our current indebtedness and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	October 1, 2023	January 1, 2023
Current assets:
Cash and cash equivalents	$74.9	$29.1
Accounts receivable, net of allowance for doubtful accounts of $24.2 and $21.7, respectively	540.4	455.5
Inventory, net	852.2	767.7
Income tax receivable	3.7	10.9
Prepaid expenses and other current assets	102.3	56.1
Total current assets	1,573.5	1,319.3

Property and equipment, net	232.0	188.8
Operating lease right-of-use assets, net	384.8	321.6
Goodwill	484.4	411.9
Intangible assets, net	304.2	276.0
Deferred tax assets	2.8	3.7
Other assets	7.8	12.6
Total assets	$2,989.5	$2,533.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$355.3	$279.7
Current portion of finance leases	20.0	14.8
Current portion of operating leases	81.1	70.1
Accrued compensation	65.9	81.2
Long-term debt, current portion	5.3	4.0
Accrued liabilities	127.1	110.0
Total current liabilities	654.7	559.8

Other long-term liabilities	15.2	12.8
Finance leases, less current portion	62.0	43.9
Operating leases, less current portion	313.5	260.1
Deferred tax liabilities	15.0	7.8
Long-term debt, less current portion	433.6	346.6
Total liabilities	1,494.0	1,231.0

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,341,602 and 45,148,312 shares issued, and 45,109,581 and 44,916,291 shares outstanding at October 1, 2023 and January 1, 2023, respectively	0.5	0.5
Additional paid-in capital	594.9	577.1
Retained earnings	919.7	742.9
Accumulated other comprehensive income	5.7	7.7
Treasury stock, at cost, 232,021 and 232,021 shares at October 1, 2023 and January 1, 2023, respectively	(25.3)	(25.3)
Total stockholders' equity	1,495.5	1,302.9
Total liabilities and stockholders' equity	$2,989.5	$2,533.9

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net sales	$1,145.1	$1,102.6	$3,336.2	$3,124.5
Cost of goods sold	757.0	714.0	2,171.6	2,005.6
Gross profit	388.1	388.6	1,164.6	1,118.9

Selling, general and administrative expenses	311.8	289.2	923.8	792.4
Other income	4.9	2.4	11.4	6.6
Operating income	81.2	101.8	252.2	333.1

Interest and other non-operating expenses, net	6.4	5.6	20.6	14.5
Income before taxes	74.8	96.2	231.6	318.6
Income tax expense	17.5	22.9	54.8	72.3
Net income	$57.3	$73.3	$176.8	$246.3

Net income per common share:
Basic	$1.27	$1.63	$3.92	$5.47
Diluted	$1.25	$1.60	$3.87	$5.38
Weighted average number of common shares outstanding:
Basic	45,149,650	45,102,574	45,096,404	45,024,324
Diluted	45,747,398	45,774,367	45,690,285	45,804,041

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	October 1, 2023	October 2, 2022
Cash Flows from Operating Activities:
Net income	$176.8	$246.3
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	46.1	34.1
Stock-based compensation	20.7	14.0
Amortization of software and intangible assets	47.0	38.1
Amortization of debt related costs	0.9	0.9
Loss on extinguishment of debt	—	0.6
Gain on sale of equipment	(0.4)	(1.0)
Other	(3.8)	1.0
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(68.8)	(96.1)
Inventory	(45.4)	(196.2)
Income tax receivable	7.2	3.3
Prepaid expenses and other assets	(37.2)	(7.5)
Accounts payable	55.2	75.0
Income tax payable	—	7.0
Accrued expenses and other liabilities	(8.4)	(7.0)
Net Cash Provided By Operating Activities	$189.9	$112.5
Cash Flows from Investing Activities:
Purchases of property and equipment	(24.1)	(20.5)
Purchases of intangible assets	(5.3)	(10.2)
Acquisitions, net of cash acquired	(181.7)	(182.2)
Proceeds from the sale of property and equipment	1.9	1.9
Net Cash Used In Investing Activities	$(209.2)	$(211.0)
Cash Flows from Financing Activities:
Equity proceeds from common stock	3.0	3.2
Repurchases of common stock	(0.6)	—
Borrowings under term loan	120.0	—
Repayments under term loan	(2.2)	(1.9)
Borrowings on asset-based credit facility	434.3	593.2
Repayments on asset-based credit facility	(461.8)	(456.7)
Payments of debt issuance costs	(1.8)	(2.3)
Payments on finance lease obligations	(13.2)	(9.0)
Payments of acquisition related contingent obligations	(5.6)	(10.0)
Other financing activities	(7.0)	(8.0)
Net Cash Provided By Financing Activities	$65.1	$108.5
Effect of exchange rate on cash	—	(1.0)
Net change in cash	45.8	9.0
Cash and cash equivalents:
Beginning	29.1	53.7
Ending	$74.9	$62.7
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$19.8	$11.0
Cash paid during the year for income taxes	$46.0	$63.8

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income:

	2023			2022				2021
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Reported Net income (loss)	$57.3	$124.0	$(4.5)	$(0.9)	$73.3	$140.7	$32.3	$27.5
Income tax (benefit) expense	17.5	40.0	(2.7)	(4.6)	22.9	44.8	4.6	2.7
Interest expense, net	6.4	7.3	6.9	5.5	5.6	4.6	4.3	5.1
Depreciation and amortization	31.3	31.0	30.8	31.6	27.4	23.1	21.7	22.3
EBITDA	112.5	202.3	30.5	31.6	129.2	213.2	62.9	57.6
Stock-based compensation(a)	5.0	7.1	8.6	4.3	4.5	5.8	3.7	3.1
(Gain) loss on sale of assets(b)	(0.2)	0.2	(0.4)	0.2	(0.7)	(0.2)	(0.1)	0.2
Financing fees(c)	0.4	0.1	—	—	0.1	0.2	—	—
Acquisitions and other adjustments(d)	2.1	1.5	1.1	2.8	2.5	3.0	1.3	0.9
Adjusted EBITDA(e)	$119.8	$211.2	$39.8	$38.9	$135.6	$222.0	$67.8	$61.8

_____________________________________

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation (Unaudited)

(In millions, except Selling Days)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2023			2022
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$1,145.1	$1,353.7	$837.4	$1,102.6	$1,216.6	$805.3
Organic Sales(a)	1,046.7	1,252.4	777.6	1,068.9	1,201.4	802.0
Acquisition contribution(b)	98.4	101.3	59.8	33.7	15.2	3.3
Selling Days	63	64	64	63	64	65
Organic Daily Sales	$16.6	$19.6	$12.2	$17.0	$18.8	$12.3

_____________________________________

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2023 and 2022.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2023 Fiscal Year. Includes Net sales from branches acquired in 2023 and 2022.